Exhibit 10.5
First Commerce Bank
Supplemental Executive Retirement Plan
PARTICIPATION AGREEMENT
     THIS PARTICIPATION AGREEMENT (the “Participation Agreement”) is entered into as of this ___ day of                     , 2005 by and between First Commerce Bank (the “Employer”), and William B. Marsh, an executive of the Employer (the “Participant”).
RECITALS:
     WHEREAS, the Employer has adopted the (“Plan”) effective as December 15, 2005, and the Administrator has determined that the Participant shall be eligible to participate in the Plan on the terms and conditions set forth in this Participation Agreement and the Plan.
     NOW, THEREFORE, in consideration of the foregoing and the agreements and covenants set forth herein, the parties agree as follows:
     1. Definitions. Except as otherwise provided, or unless the context otherwise requires, the terms used in this Participation Agreement shall have the same meanings as set forth in the Plan.
     2. Plan. Plan means the First Commerce Bank Supplemental Executive Retirement Plan, as the same may be altered or supplemented in any validly executed Participation Agreement.
     3. Incorporation of Plan. The Plan, a copy of which is attached hereto as Exhibit A, is hereby incorporated into this Participation Agreement as if fully set forth herein, and the parties hereby agree to be bound by all of the terms and provisions contained in the Plan. The Participant hereby acknowledges receipt of a copy of the Plan and, subject to the foregoing, confirms his understanding and acceptance of all of the terms and conditions contained therein.
     4. Effective Date of Participation. The effective date of the Participant’s participation in the Plan shall be December 15, 2005 (the “Participation Date”).
     5. Normal Retirement Age. The Participant’s Normal Retirement Age for purposes of the Plan and this Participation Agreement is age sixty-five (65).
     6. Year of Participation. For each full calendar year a Participant participates in this Plan such Participant shall be credited with one (1) year of participation.
     7. Prohibition Against Funding. Should any investment be acquired in connection with the liabilities assumed under this Plan and Participation Agreement, it is expressly understood and agreed that the Participants and Beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Employer and the Participants, their Beneficiaries, or any other person. Any such assets shall be and remain a part of the general, unpledged, unrestricted assets of the Employer, subject to the claims of its general creditors. It is the express intention of the parties hereto that this arrangement shall be unfunded for tax purposes and for purposes of Title I of ERISA. The Participant shall be required to look to the provisions of the Plan and to the Employer itself for enforcement of any and all benefits due under this Participation Agreement, and, to the extent the Participant acquires a right to receive payment under the Plan and this Participation Agreement, such right shall be no greater than the right of any unsecured general creditor of the Employer. The Employer shall be designated the owner and beneficiary of any investment acquired in connection with its obligation under the Plan and this Participation Agreement.
8.	Provisions Related to SERP Benefit.
(a)	SERP Benefit. The SERP Benefit for the Participant shall be an annual benefit of $50,000 for a period not to exceed fifteen (15) calendar years.

(b)	Vesting. Participant shall vest in their Accrued SERP Benefit based on the following schedule:

Participant’s	Percentage (%) vested in
Years of Participation	Participant's Accrued SERP Benefit

1	0%
2	20%
3	40%
4	60%
5	80%
6	100%
(c)	Early Retirement. Notwithstanding anything to the contrary contained herein, in the event Participant elects Early Retirement, Participant shall be eligible to receive one-hundred percent 100% of their Accrued SERP Benefit. The aforementioned Early Retirement benefit shall be payable in a lump sum distribution as soon as administratively feasible following Participant’s termination. For purposes of this Agreement, “Early Retirement” shall mean Participant’s termination of employment with the Employer prior to the Participant’s attainment of sixty-five (65) years of age and subsequent to the Participant’s attainment of sixty (60) years of age.

In the event Participant terminates their employment with the Employer prior to attaining sixty (60) years of age, Participant shall only be entitled to the vested portion of their Accrued SERP Benefit as provided for in subsection (b) hereinabove. Such benefit shall be distributed to Participant in a single lump sum distribution as soon administratively feasible following Participant’s termination of employment with the Employer.

(d)	Change of Control. A Participant shall be one-hundred percent (100%) vested in their SERP Benefit upon a Change of Control, as provided for herein. Upon Change of Control, the payment of Participant’s SERP Benefit determined hereunder, shall not be distributed to Participant or their Beneficiary until the Participant’s employment with the Employer terminates. Upon Participant’s termination, such SERP Benefit shall be paid out in a lump sum distribution to Participant, or their Beneficiary, as soon as administratively feasible.

(e)	Form of SERP Benefit Payment. The annual SERP Benefit shall be paid in equal monthly installments as of the first day of each calendar month for fifteen (15) years following the Participant’s Normal Retirement. The monthly distributions in any given year in which a SERP Benefit is distributed, shall be equal to one-twelfth of the above-described SERP Benefit each year for a total of fifteen (15) years. The above-described SERP Benefit Payment will be contingent on the participant being a Specified Employee as defined in Article IV, Section 4.3.

(f)	Post Retirement Death Benefit. Participant’s SERP Benefit shall be payable for fifteen (15) years. In the event that the Participant dies during the fifteen (15) year SERP Benefit distribution period, your Beneficiary, as designated pursuant to this Participation Agreement, will continue to receive the balance of the remaining SERP Benefit distributions, up to and including, the distribution in year fifteen (15). All SERP Benefit distributions shall cease after the 180th distribution.

(g)	Pre-Retirement Death Benefit Distribution. In the event of Participant’s death prior to Normal Retirement, such Participant’s Beneficiary(ies) shall be entitled to a Pre-Retirement Death Benefit equal to the Accrued SERP Benefit. This Pre-Retirement Death Benefit shall be distributed to Participant’s Beneficiary(ies): (1) in a lump sum amount as soon as administratively feasible upon Employer notification; or (2) through monthly installments equal to one-twelfth of the Normal Retirement SERP Benefit each year for a total of fifteen (15) years. Such Pre-Retirement Death Benefit distribution method shall be pursuant to Participant’s Beneficiary(ies) election. In the event Participant’s Beneficiary(ies) fails to make a timely distribution election, the automatic form of distribution shall be a lump sum amount.

(h)	Disability. A Participant shall be one-hundred percent (100%) vested in their Accrued SERP Benefit upon Disability, as provided for herein. For purposes of this Plan, a Participant shall be considered disabled if the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant’s employer, or as defined by law.
9.	General Provisions
(a)	No Assignment.

No benefit under the Participation Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such action shall be void for all purposes of the Participation Agreement. No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements, or torts of any person, nor shall it be subject to attachments or other legal process for or against any person, except to such extent as may be required by law.

(b)	Headings.

The headings contained in the Participation Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of this Plan nor in any way shall they affect this Participation Agreement or the construction of any provision thereof.

(c)	Terms.

Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

(d)	Successors.

This Participation Agreement shall be binding upon each of the parties and shall also be binding upon their respective successors the Employer’s assigns.

(e)	Amendments.

This Participant Agreement may not be modified or amended except by a duly executed instrument in writing signed by the Employer and the Participant.

IN WITNESS WHEREOF, each of the parties has caused this Participation Agreement to be executed as of the day first above written.

PARTICIPANT:	FIRST COMMERCE BANK:

William B. Marsh	By:

Title:

Signature of Participant

ATTESTED:	ATTESTED:

By:	By:

Title:	Title:

LIST OF COLLATERAL DOCUMENTS
EXHIBIT A
FIRST COMMERCE BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
EXHIBIT B
FIRST COMMERCE BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
BENEFICIARY DESIGNATION

EXHIBIT B
FIRST COMMERCE BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
BENEFICIARY DESIGNATION
     In the event of the Participant’s death, any benefits to which the Participant may be entitled shall be paid to the Beneficiary designated below. This Beneficiary Designation shall be subject to the terms and conditions set forth in the Plan and shall supersede all prior Beneficiary Designations made by the Participant. This Beneficiary Designation shall be attached to and become part of that certain Participation Agreement, dated as of December 15, 2005, between the Employer and the Participant.

Primary Beneficiary:

Secondary Beneficiary:

     IN WITNESS WHEREOF, the Participant has executed this Beneficiary Designation as of the date indicated.

Signature

William B. Marsh

Printed Name of Participant

Dated: